SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A


           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940



The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


                     -------------------------------------


Name: LIBERTY ALL-STAR MID-CAP FUND
      -------------------------------------------------------------------------

Address of Principal Business Office (No. & Street, City, State Zip Code):

ONE FINANCIAL CENTER, BOSTON, MASSACHUSETTS 02111
-------------------------------------------------------------------------------

Telephone Number (including area code):

1-617-772-3698
-------------------------------------------------------------------------------
Name and Address of Agent for Service of Process:

WILLIAM R. PARMENTIER, JR., LIBERTY ASSET MANAGEMENT COMPANY,
ONE FINANCIAL CENTER, BOSTON, MASSACHUSETTS 02111
-------------------------------------------------------------------------------
Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X]     NO [  ]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and State of Massachusetts on the 22nd day of March 2005.



                                          LIBERTY ALL-STAR MID CAP FUND



                                          By:   /s/ John J. Neuhauser
                                                --------------------------------
                                                Name:   John J. Neuhauser
                                                Title:  Sole Trustee





Attest: /s/ David A. Rozenson
        --------------------------------
        Name:   David A. Rozenson
        Title:  Secretary



                                     - 2 -